UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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MORGAN STANLEY
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May 6, 2010

Dear Fellow Morgan Stanley Shareholder:

As we mentioned in an earlier note, the Board of Directors recommends that shareholders approve the amendment to our equity share plan at our upcoming annual shareholders meeting. We strongly believe that approval of the Plan amendment is essential to our continuing efforts to build our business and deliver shareholder value.

Over the past two years, Morgan Stanley has fundamentally changed the way it pays its people.  We have made significant changes to even better align executive and shareholder interests and create a disciplined compensation structure focused on long-term performance.

•	We have substantially increased the portion of year-end compensation that is deferred and paid in “at risk” equity – and significantly reduced the portion paid in cash.
•	We are paying senior executives in new “at risk” performance units that only deliver value if the Firm meets specific performance targets after three years.
•	We were the first U.S. bank to institute a clawback provision in 2008, and we further strengthened that clawback – which RiskMetrics/ISS describes as “robust”– in 2009.
•	We also are providing shareholders with a “Say on Pay” vote in 2010.

In addition, in 2009, our then Chairman and CEO John Mack received no bonus, for the third year in a row, and James Gorman, who serves as CEO today and was Co-President in 2009, received no cash bonus.

Amendment to Equity Share Plan

The Company currently has approximately 16 million shares available for future restricted stock unit and stock grants to employees. This is not expected to be sufficient for grants over the next year, particularly in light of the increased portion of compensation paid in equity – consistent with regulatory guidance – and the 40 percent increase in our employee base due to the Smith Barney joint venture. In order to continue to grant equity awards through the next year – and avoid significantly increasing the cash-based component of employee compensation – the Board is asking shareholders to approve an additional 38 million shares for issuance under our Plan. If the Plan amendment is approved, we expect to have sufficient shares for grants made over the next year and to return to shareholders to request approval of additional shares at the 2011 annual meeting.

We are disappointed that RiskMetrics/ISS, based on its customary methodology used to evaluate equity incentive plans, did not support the amendment of the Plan.  In our view, this methodology, which is a good tool for measuring certain elements of a company’s equity-based compensation program, did not appropriately reflect important considerations regarding Morgan Stanley’s own compensation practices. So that you can make a fully informed voting decision on this important matter, we describe our two key concerns below.

First, the RiskMetrics/ISS methodology did not reflect that most of the equity awards we propose to issue under the amended Plan will be granted in lieu of cash compensation – as were most of the equity awards issued in prior years.

A Morgan Stanley employee’s annual performance-based incentive compensation is first determined as a dollar amount, and then a portion of that is granted in annual incentive equity awards (which unlike cash is “at risk” and subject to cancellation); these equity awards are granted at 100% of the fair value on the grant date. Consistent with regulatory requirements and guidance and industry best practices, in 2009 Morgan Stanley significantly increased the portion of compensation that is deferred and paid in equity, and reduced the portion paid in cash. Additional shares are needed to continue this equity-based approach, which provides employees with long-term incentives that are aligned with shareholder interests.

Second, the RiskMetrics/ISS evaluation was not based on the practices of our true direct competitors. Instead, the RiskMetrics/ISS methodology was based on the practices of a very broad group of hundreds of companies (those having the same GICS code as Morgan Stanley). This includes, among others, credit card companies, lease financing companies and custody banks that are very different businesses from Morgan Stanley.  Indeed, the vast majority of them are not direct competitors of Morgan Stanley, and they are not as acutely dependent upon the use of equity compensation in attracting and retaining top talent.

Morgan Stanley operates in an intensely competitive environment and our success is closely tied to our ability to recruit and retain talented employees and a strong management team. Since all of our direct competitors use significant amounts of equity compensation to attract and retain talent, we would be at a significant competitive disadvantage if this amendment is not approved and we cannot compensate our employees using equity awards. We believe that Morgan Stanley’s equity grant practices should be evaluated as compared to those of our direct competitors, not those of the broad group that the RiskMetrics/ISS methodology considered.

•	The fact is that our “burn rate” (shares granted from plans divided by average shares outstanding) is below the 2009 burn rate for all three of our most direct competitors.

Vote for Director Nominees

The Board of Directors also recommends that shareholders vote for the election of all director nominees, including Roy J. Bostock.  We believe that RiskMetrics/ISS did not appropriately consider certain facts in its determination that Mr. Bostock was affiliated with Morgan Stanley.  The only facts that RiskMetrics/ISS cited to support its determination were Morgan Stanley’s employment of Mr. Bostock’s son-in-law due to our acquisition in December 2006 of FrontPoint Partners LLC (“FrontPoint”), where the son-in-law worked, and that he received compensation in 2009.

We believe that the status of Mr. Bostock’s son-in-law as an employee, who joined the Firm as part of an important, but small acquisition in our asset management business segment, does not affect Mr. Bostock’s status as an independent director. Mr. Bostock’s son-in-law has never been a member of the Company’s senior management and was awarded compensation in line with his position at Morgan Stanley and in comparison with market standards.

Mr. Bostock has never been involved in any discussions or decisions regarding his son-in-law’s compensation and has no influence over our asset management business other than that possessed by any other Morgan Stanley non-employee director.  Based on all of the facts and circumstances and consistent with the rules of the New York Stock Exchange, our Board of Directors (other than Mr. Bostock) determined that this relationship is immaterial to Mr. Bostock’s independence, as it had in 2007, 2008 and 2009, and RiskMetrics/ISS also considered the relationship immaterial in 2007 and 2008.

Based on these facts, which are not included in the RiskMetrics/ISS report, we urge you to vote FOR Roy J. Bostock along with the other director nominees.

Please support our efforts to build shareholder value by voting FOR approval of the amendment to our equity share plan, as well as by following the Board’s voting recommendations on the other agenda items, including by voting FOR all director nominees. If you have any questions, or need any assistance in voting your shares, please contact me at [          ].  Thank you.

Very truly yours,

Thomas Nides
Chief Operating Officer